UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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IMAX CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To our Shareholders:
We are pleased to report to you that IMAX’s underlying business momentum is continuing to improve, particularly with regard to our two key corporate initiatives implemented in 2006: supplementing IMAX’s existing theatre system sales/lease model through attractive joint ventures, and transitioning the IMAX system to digital for a large portion of our client base by late 2008 to mid-2009. Accordingly, we believe we are positioning IMAX to have the potential to achieve attractive growth and enhanced value over the long term.
We are also pleased to have surmounted some important challenges over the past year. We recently completed the restatement of the Company’s financial results covering reporting periods from 2002 – 2006, bringing the Company current on its financial reporting. As part of that process, we have changed our revenue recognition policy with regard to the sale and lease of IMAX theatre systems. We made this extensive accounting review an extremely high priority and are pleased that it is now completed.
With regard to the business, our important initiative to supplement our existing theatre system with potential joint venture opportunities is designed to accelerate the Company’s involvement in box office sharing arrangements with exhibitors in which we contribute the projection systems and the exhibitor puts up the theatre retrofit costs. We believe this will add incremental momentum to theatre growth and enable us to realize the benefits of network economics more quickly, generating greater recurring revenue streams. The premise behind this initiative and, in fact, the broadening of the IMAX network in general, is that IMAX is incremental to existing 35mm box office, a conclusion based on extensive empirical third-party data. The performances of our initial joint ventures have been extremely strong, pleasing both us and our exhibition customers. To date we have signed five joint venture agreements and are in numerous discussions for joint ventures both in the United States and abroad with existing and new customers.
We are making significant progress in the transition to a digital IMAX system and are both on schedule and under budget. Preliminary test audience research is very encouraging. We are confident that IMAX is on the right track in terms of ensuring that our digital product provides a differentiated, truly immersive experience to moviegoers that is consistent with what they’ve come to expect from the IMAX® brand – a brand that is synonymous with the highest-quality, most immersive entertainment experience on the planet.
Transitioning from a film-based platform to a digital platform is compelling to IMAX for several reasons. First, print savings to the studios are considerable, providing the studios even more incentive to release their films to

IMAX® theatres as profitability per run increases. Second, economics also change favorably for the exhibitor, since lower print costs and increased programming flexibility should allow theatres to move from programming six or seven IMAX DMR® films per year to 10 films per year in a digital environment, thereby increasing customer choice, total box office and network growth.
IMAX’s momentum is also reflective of the positive studio and exhibitor sentiment being generated towards IMAX on the heels of several top performing films in a row, including IMAX releases of Happy Feet, Night at the Museum, 300, Spider-Man 3 and Harry Potter and the Order of the Phoenix, films which represent both a variety of studios and genres. We are very enthusiastic about the remainder of our 2007 film slate as well as our 2008 and 2009 prospects.
IMAX, in our view, is a much different company with much different growth value potential than a few years ago. It is not an exaggeration to say that over the course of the last several years, we have dramatically changed the way moviegoers experience Hollywood films. Our ongoing efforts and ground-breaking technologies – to convert 35mm to IMAX, to bring The IMAX Experience® to the multiplex, to convert live-action 2D to spectacular IMAX® 3D, and soon, to eliminate film prints entirely from IMAX digital theaters – will continue to enable more and more people around the world to see blockbuster films in ways that were once nearly unimaginable...bigger, crisper, better sounding, more immersive and more entertaining in every way.
While the enthusiasm for IMAX has been overwhelming, as evidenced by sold-out shows, long lines and huge per-screen grosses, we recognize that our progress has yet to manifest itself in our financial performance the way we believe it can. We think that the ability to show incremental profit is a function of network growth, film performance and the expansion of our digital and joint venture strategies. Accordingly, our mission is clear: to continue to make progress on our initiatives and develop new ones in order to keep expanding our global reach, provide The IMAX Experience to more of the world, and deliver the results of that expansion to the benefit of our shareholders.
We would like to express our thanks to our employees for their tremendous hard work and dedication. We appreciate the support of shareholders, as well as the studios and exhibitors who work with us to bring such terrific films to a new level of immersive entertainment with IMAX. And we are grateful for the enthusiasm of moviegoers who continue to seek out the ‘Wow’ factor that IMAX delivers. We look forward to reporting to you on our continued progress in 2007 and beyond.

“Richard Gelfond”	“Bradley Wechsler”

Richard Gelfond	Bradley Wechsler
Co-Chairman and Co-Chief Executive Officer	Co-Chairman and Co-Chief Executive Officer

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IMAX Corporation (the “Company”) will be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016 on Monday, September 10, 2007 at 10:30 a.m. (the “Meeting”), for the purposes of:
(1)	receiving the consolidated financial statements for the fiscal year ended December 31, 2006, together with the auditors’ report thereon;

(2)	electing directors;

(3)	appointing auditors and authorizing the directors to fix the auditors’ remuneration; and

(4)	transacting such other business as may properly be brought before the Meeting or any adjournments thereof.

By Order of the Board,

“G. Mary Ruby”
G. MARY RUBY
Senior Vice President, Legal Affairs
and Corporate Secretary
Mississauga, Ontario
August 9, 2007
Shareholders who are unable to be present at the Meeting are requested to complete and return the accompanying Proxy in the envelope provided for that purpose. Proxies must be deposited with Computershare Investor Services Inc., c/o Stock and Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company noted above on or before 10:30 a.m. (Eastern Time) on Thursday, September 6, 2007.

IMAX®

Proxy Circular

and

Proxy Statement

August 9, 2007

IMAX CORPORATION
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
tel: 905-403-6500 fax: 905-403-6540
www.imax.com

TABLE OF CONTENTS

GENERAL INFORMATION	1
SOLICITATION OF PROXIES BY MANAGEMENT	1
INFORMATION ON VOTING	1
Record Date for Notice of Annual Meeting and Provisions Relating to Voting	1
Appointment and Delivery of Proxies	1
Revocability of Proxies	1
Proxy and Voting by Mail or Delivery	2
Proxy and Voting by Telephone	2
Proxy and Voting by Internet	2
Voting by Proxy	2
Exercise of Discretion by Proxies	2
VOTING SHARES	2
PRINCIPAL SHAREHOLDERS OF VOTING SHARES	3
SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2008 ANNUAL MEETING	3
SHAREHOLDER COMMUNICATION	3
FINANCIAL STATEMENTS AND AUDITORS’ REPORT	4
ELECTION OF DIRECTORS	4
Nominees for Election	4
Directors who Continue in Office after the Meeting	5
EXECUTIVE OFFICERS	6
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE	7
EQUITY COMPENSATION PLANS	8
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT	8
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	9
MANAGEMENT CEASE TRADE ORDER	9
COMPENSATION DISCUSSION AND ANALYSIS	9
Compensation Philosophy and Objectives	9
Executive Compensation Components and Process	10
Base Salary	10
Performance-Based Incentive Compensation	11
Long-Term Incentive Compensation	11
Retirement and Pension Plans	11
Other Personal Benefits and Perquisites	12
Change of Control Severance Agreements	12
COMPENSATION COMMITTEE REPORT	12
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Grants of Plan-Based Awards	14
Outstanding Equity Awards at Fiscal Year-End	14
Options Exercised	15
Retirement and Pension Benefits	15
Employment Agreements and Potential Payments upon Termination or Change-in-Control	15
COMPENSATION OF DIRECTORS	18
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19
CORPORATE GOVERNANCE	19
Director Independence	19
Nomination Process	19
Board of Directors’ Mandate	19
Meetings of the Board of Directors and its Committees	20
Committees of the Board	20
Audit Committee	20
Compensation Committee	21
Corporate Governance Committee	21
Option Committee	21
Nominating Committee	21
Special Committee	21
Orientation and Education	21
Board Self-Assessment	21
Written Position Descriptions	22

CODE OF ETHICS	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
Review, Approval or Ratification of Transactions with Related Persons	22
Registration Rights Agreements	23
AUDITOR INDEPENDENCE	23
Audit Fees	23
Audit-Related Fees	23
Tax Fees	23
All Other Fees	23
Audit Committee’s Pre-Approval Policies and Procedures	23
REPORT OF THE AUDIT COMMITTEE	24
APPOINTMENT OF AUDITORS	24
AVAILABLE INFORMATION	24
APPROVAL BY BOARD OF DIRECTORS	24

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario, Canada, L5K 1B1
GENERAL INFORMATION
     The Annual Meeting (the “Meeting”) of Shareholders of IMAX Corporation (the “Company”) will be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016, on Monday, September 10, 2007 at 10:30 a.m., for the purposes of: (i) receiving the consolidated financial statements for the fiscal year ended December 31, 2006, together with the auditors’ report thereon; (ii) electing directors; (iii) appointing auditors and authorizing the directors to fix the auditors’ remuneration; and (iv) transacting such other business as may properly be brought before the Meeting or any adjournments thereof.
     The Notice of Annual Meeting, this document and the form of proxy (the “Proxy”) will be released on or about August 9, 2007 to security holders of the Company’s common shares (“Common Shares”) as of the close of business on July 27, 2007, the record date for the Meeting.
SOLICITATION OF PROXIES BY MANAGEMENT
     This proxy circular and proxy statement (the “Circular”) is furnished in connection with the solicitation by the management of the Company of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, September 10, 2007 at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, U.S.A., 10016 at 10:30 a.m., and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. While management intends to solicit most proxies by mail, some proxies may be solicited by telephone or other personal contact by directors, officers or employees of the Company. Directors, officers and employees will not receive any additional compensation for such activity. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to provide consulting, analytic and proxy solicitation services. The Company anticipates paying Innisfree a fee for such services of approximately $50,000, plus reasonable out-of-pocket expenses. The Company will, upon request, pay brokers and certain other persons who hold the Company’s Common Shares for others their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s Common Shares. The cost of solicitation will be borne by the Company.
INFORMATION ON VOTING
Record Date for Notice of Annual Meeting and Provisions Relating to Voting
     The Board of Directors has fixed July 27, 2007 as the record date for the Meeting. Accordingly, each holder of Common Shares of record on that date is entitled to one vote for each Common Share shown as registered in the shareholder’s name on the list of shareholders prepared as of July 27, 2007.
Appointment and Delivery of Proxies
     The persons named in the accompanying Proxy are directors and officers of the Company. A shareholder has the right to appoint a person, who need not be a shareholder of the Company, other than the persons designated as proxyholders in the accompanying Proxy, to attend and act on behalf of the shareholder at the Meeting. To exercise this right, a shareholder may either insert such other person’s name in the blank space provided in the accompanying Proxy, or complete another appropriate form of proxy.
Revocability of Proxies
     A shareholder who has given a proxy may revoke it by depositing an instrument in writing (including another proxy) executed by the shareholder or his attorney authorized in writing at the registered office of the Company at any time up to and including 10:30 a.m., Eastern Time, on the second last business day prior to the day of the Meeting or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting or at any adjournment thereof at any time before it is exercised on any particular matter or in any other manner permitted by law, including attending the Meeting in person.
Unless otherwise indicated, all references in this document to dollar amounts are to U.S. dollars.
All information contained in this document is at August 9, 2007, unless otherwise indicated.

Proxy and Voting by Mail or Delivery
     To vote by mail or delivery, your paper Proxy must be completed, signed and returned in accordance with the instructions on the paper Proxy. To be valid, a Proxy must be dated and signed by the shareholder or his attorney authorized in writing. The Proxy, to be acted upon, must be deposited with the Company c/o its transfer agent, Computershare Investor Services Inc., c/o Stock & Bond Transfer Dept., 9th Floor, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 or at the Corporate Headquarters of the Company, by 10:30 a.m., Eastern Time, on Thursday, September 6, 2007 or 10:30 a.m. on the second last business day prior to the date of any adjournment of the Meeting, or with the chairman of the Meeting on the day of the Meeting or any adjournment of the Meeting prior to the commencement of the Meeting or the adjournment, as the case may be.
Proxy and Voting by Telephone
     To vote by telephone, call the toll-free number shown on the Proxy form provided. Using a touch-tone telephone to select your voting preferences, follow the instructions of the “Vote voice” and refer to your holder account number and access number provided on the Proxy that was delivered to you by mail.
     Note that voting by telephone is not available if you wish to appoint a person as a proxy other than the persons named on the Proxy form. In such a case, your Proxy should be voted by mail, delivery, or Internet.
Proxy and Voting by Internet
     To vote your Proxy by Internet, visit the website address as shown on the Proxy form provided. Follow the on-line voting instructions given to you over the Internet and refer to your holder account number and access number provided on the Proxy that was delivered to you by mail.
Voting by Proxy
     The Common Shares represented by proxy will be voted and withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. For the purpose of voting by Proxy, Proxies marked as “Withhold” will be treated as present for the purpose of determining a quorum but will not be counted as having been voted in respect of any matter to which the instruction to “Withhold” is indicated.
     By completing and returning a Proxy, you are authorizing the person named in the Proxy to attend the Meeting and vote your Common Shares on each item of business you are entitled to vote on, according to your instructions. If there are no instructions with respect to your Proxy, your Common Shares will be voted in favour of the election of directors and the appointment of auditors and authorization of the directors to fix the auditors’ remuneration, in each case, as referred to in this Circular.
     Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares or, under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the Meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by broker “non-votes” will, however, be counted in determining whether there is a quorum.
Exercise of Discretion by Proxies
     The person appointed as proxyholder has discretionary authority and may vote the Common Shares represented thereby as such person considers best with respect to amendments or variations to matters identified in the Notice of Annual Meeting, and with respect to any other matter which may properly come before the Meeting. As of the date of this Circular, management of the Company is not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting. However, if any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote on such other business in accordance with their judgement.
VOTING SHARES
     On July 27, 2007, the record date, the Company had 40,288,074 Common Shares issued and outstanding, each carrying the right to one vote at all meetings of the shareholders of the Company.
     A quorum for the transaction of business at the Meeting shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder and together holding or representing by Proxy not less than 33-1/3% of the outstanding Common Shares of the Company entitled to be voted at the Meeting.

PRINCIPAL SHAREHOLDERS OF VOTING SHARES
     The Company is not aware of any persons who as of July 27, 2007, beneficially owned or exercised control or direction over more than 5% of the Company’s Common Shares except:

	Amount and Nature of
	Beneficial Ownership of		Percent of Outstanding
Name of Beneficial Owner of Common Shares	Common Shares		Common Shares

Richard L. Gelfond	2,722,900	(1)	6.6%
Suite 2100, 110 East 59th Street, New York, NY 10022

Bradley J. Wechsler	2,682,800	(2)	6.5%
Suite 2100, 110 East 59th Street, New York, NY 10022

Douglas Group	4,225,000	(3)	10.5%
Kevin and Michelle Douglas Douglas Family Trust James E. Douglas, III James & Jean Douglas Irrevocable Descendants’ Trust 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939

Manulife Financial Corporation Group	2,595,900	(4)	6.4%
John Hancock Advisers, LLC MFC Global Investment Management (U.S.), LLC 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5

First Wilshire Securities Management, Inc.	2,153,903	(5)	5.3%
1224 East Green Street, Suite 200, Pasadena, CA 91106

     Statements as to securities beneficially owned by the above-mentioned beneficial owners, or as to securities over which they exercise control or direction, are based upon information obtained from such beneficial owners and from records available to the Company.
     The amount of Common Shares listed includes the number of Common Shares owned at July 27, 2007 and Common Shares as to which each individual had at July 27, 2007, the right to acquire beneficial ownership through the exercise of vested options plus options that vest within 60 days of that date.
     The percentage of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by such person by 40,288,074 Common Shares outstanding as of July 27, 2007, adjusted for shares issuable through the exercise of vested options, held by such person, plus options, held by such person, that vest within 60 days of that date.
(1)	Included in the amount shown are 1,150,000 Common Shares as to which Mr. Gelfond had the right to acquire beneficial ownership as of July 27, 2007, through the exercise of options.
(2)	Included in the amount shown are 1,150,000 Common Shares as to which Mr. Wechsler had the right to acquire beneficial ownership as of July 27, 2007, through the exercise of options.
(3)	Based on information contained in a Form 4, dated July 31, 2007, filed jointly by Kevin Douglas, Douglas Family Trust, the James & Jean Douglas Irrevocable Descendants’ Trust and James E. Douglas, III.
(4)	Based on information contained in a Schedule 13G, dated February 6, 2007, filed by jointly by Manulife Financial Corporation, John Hancock Advisers, LLC and MFC Global Investment Management (U.S.), LLC.
(5)	Based on information contained in a Schedule 13G, dated February 14, 2007, filed by First Wilshire Securities Management, Inc.
SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2008 ANNUAL MEETING
     If a shareholder wishes to propose any matter for a vote by the Company’s shareholders at its 2008 annual meeting, he/she must send his/her proposal to the Company’s corporate office at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The Company expects that the 2008 annual meeting will be advanced by more than 30 days from the date of the 2007 annual meeting. As a result, the Company may omit the proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law and U.S. securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by December 31, 2007 which is within a reasonable time before the Company begins to print and mail its proxy materials for the 2008 annual meeting.
SHAREHOLDER COMMUNICATION
     The Company does not have a formal policy regarding shareholders communicating with the Board of Directors, although shareholders may do so in writing to IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Board of Directors and Secretary to the Board. The Secretary forwards all shareholder communications to the Board of Directors.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT
     The Board of Directors will submit to the shareholders at the Meeting the consolidated financial statements for the fiscal year ended December 31, 2006, and the auditors’ report thereon. A copy of these financial statements and the auditors’ report is included in the Annual Report on Form 10-K, which is being mailed to the Company’s shareholders together with this Circular.
ELECTION OF DIRECTORS
     The Company’s articles permit the Company to have between one and 15 directors, with the actual number determined by the Board of Directors. The Board of Directors has fixed the number of directors at seven.
     At the Meeting, shareholders will be asked to approve the election of directors, by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favour of the resolution for the election of the nominees. In the absence of any instruction on the accompanying Proxy, it is the intention of the persons named by management in the Proxy to vote the Common Shares represented by the Proxy in favour of the resolution.
     The Board of Directors is divided into three classes, each of which serves for a three-year term. The Board of Directors is currently composed of Neil S. Braun, Kenneth G. Copland, Richard L. Gelfond, Garth M. Girvan, David W. Leebron, Marc A. Utay, and Bradley J. Wechsler. At the Meeting the term of Class III directors expires. The term of Class I directors expires in 2009. The term of Class II directors expires in 2008.
Nominees for Election
     The individuals noted below are to be nominated for election to the Board of Directors of the Company in Class III.
     The following table lists certain information concerning the persons to be nominated for election to the Board of Directors of the Company in Class III and the directors whose terms continue after the Meeting.

Current Position
Nominees for Election as Class III Directors for the Term Expiring in 2010	with the Company

Richard L. Gelfond, 52, New York, New York, U.S.A.
Richard Gelfond has been Co-Chairman of the Company since June 1999 and Co-Chief Executive Officer since May 1996. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, the management company of Brookhaven National Laboratories. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.
Director, Co-Chairman & Co-Chief Executive Officer

Bradley J. Wechsler, 55, New York, New York, U.S.A.
Bradley J. Wechsler has been Co-Chief Executive Officer of the Company with Mr. Gelfond since May 1996. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and has served as Co-Chairman with Mr. Gelfond since June 1999. Mr. Wechsler serves on the boards of NYU Hospital, where he is a Vice Chairman and member of the Executive Committee, the American Museum of the Moving Image, Math for America, the Ethical Culture Fieldston Schools and Apollo Investment Corporation. Mr. Wechsler is also a Member of the Motion Picture Academy of Arts & Science.
Director, Co-Chairman & Co-Chief Executive Officer

Directors who Continue in Office after the Meeting	Expiry of Term of Office

Neil S. Braun, 54, New York, New York, U.S.A.
Neil S. Braun has been a director of the Company since June 2003 and has been President, Distribution & Marketing of Starz Media since it acquired IDT Entertainment in August 2006. Mr. Braun previously served as President, Feature Films and Television of IDT Entertainment since January 2005 and the President of Vanguard Animation, LLC since 2001. He was the President of Vast Video Inc. prior to this and was President of iCast Corporation, a wholly-owned subsidiary of CMGI, Inc., during 1999. From 1994 to 1998, Mr. Braun was President of NBC Television Network. Mr. Braun also sits on the Share our Strength and Westhampton Beach Performing Arts Center boards of directors and is a member of the University of Pennsylvania School of Arts and Sciences Board of Overseers, all non-profit organizations. Mr. Braun serves as a member of the Company’s Audit Committee and as a member of the Company’s Nominating Committee.
2009

Kenneth G. Copland, 69, Toronto, Ontario, Canada.
Kenneth G. Copland has been a director of the Company since June 1999 and is the Chairman of KGC Ltd. Mr. Copland was the Vice-Chairman of BMO Nesbitt Burns Inc. from 1994 to May 2001. Mr. Copland is a director of the Investment Dealers Association of Canada. Mr. Copland serves as the Chairman of the Company’s Audit Committee, as a member of the Company’s Nominating Committee and was a member of the Special Committee. Mr. Copland is a Canadian citizen.	2009

Garth M. Girvan, 58, Toronto, Ontario, Canada.
Garth M. Girvan has been a director of the Company since March 1994 and is a partner of McCarthy Tétrault LLP, a Canadian law firm. Mr. Girvan serves as the Chairman of the Compensation Committee and served as the Chairman of the Special Committee. Mr. Girvan serves as a member of the Company’s Option Committee and Governance Committee. Mr. Girvan is a Canadian citizen.	2009

David Leebron, 52, Houston, Texas, U.S.A.
David W. Leebron has been a director of the Company since September 2003 and has been the President of Rice University since July 1, 2004. Prior to July 1, 2004, Mr. Leebron served as dean and the Lucy G. Moses Professor of Law at Columbia University School of Law since 1996 and Professor of Law since 1989. Mr. Leebron is a member of the American Bar Association and on the Council on Foreign Relations. Mr. Leebron is also a member of the Great Houston Partnership Board of Directors, the Harvard Law School Visiting Committee, the Jacobs University Bremen Board of Governors, the National Security Higher Education Advisory Board and the War Powers Commission (ex-officio). Mr. Leebron serves as Chairman of the Company’s Corporate Governance Committee, Chairman of the Company’s Nominating Committee and serves as a member of the Company’s Audit Committee.
2008

Marc A. Utay, 47, New York, New York, U.S.A.
Marc A. Utay has been a director of the Company since May 1996 and has been the Managing Partner of Clarion Capital Partners, a private equity investment firm, since November 1999. Prior to joining Clarion, Mr. Utay was a Managing Director of Wasserstein Perella & Co. Inc. and a member of Wasserstein Perella’s Policy Committee. Mr. Utay was co-head of Wasserstein Perella’s Leveraged Finance, Retailing and Media, Telecommunication and Entertainment groups. Until December 2002, Mr. Utay was also a Senior Advisor to Dresdner Kleinwort Wasserstein. Mr. Utay is a director of P&F Industries, Inc. Mr. Utay serves as Chairman of the Company’s Option Committee and as a member of the Company’s Corporate Governance Committee. Mr. Utay was a member of the Special Committee.
2008
     The Board of Directors recommends that you vote in favour of the election of the nominees whose names are set forth above.
     The persons named in the accompanying Proxy intend to vote for the election of the nominees whose names are set forth above. If any of the above nominees is for any reason unable to serve as a director, proxies in favour of management will be voted for another nominee in their discretion unless the shareholder has specified in the Proxy that such shareholder’s shares are to be withheld from voting on the election of directors.
     The nominees for election as directors have indicated to the Company that they will serve if elected. Each director elected will hold office until the earlier of the expiry of the term for which he has been elected; until his successor is elected or appointed; or until the date of his resignation or termination.

     Shareholders who wish to have the Board of Directors consider the nomination of any person for director at the 2008 meeting of shareholders should communicate with the Company’s Corporate Secretary at the Company’s corporate office (see description under “Nomination Process” below).
EXECUTIVE OFFICERS
     The following table sets forth certain information regarding the executive officers of the Company.

Name	Age	Position
Richard L. Gelfond	52	Co-Chairman & Co-Chief Executive Officer and Director
Bradley J. Wechsler	55	Co-Chairman & Co-Chief Executive Officer and Director
Edward MacNeil	42	Chief Financial Officer
Greg Foster	45	Chairman & President, Filmed Entertainment
Robert D. Lister	38	Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel
Brian Bonnick	50	Executive Vice President, Technology
David B. Keighley	59	Executive Vice President & President, David Keighley Productions 70MM Inc.
Larry O’Reilly	45	Executive Vice President, Theatre Development
Joseph Sparacio	47	Executive Vice President, Finance
Mark Welton	44	Executive Vice President, Corporate and Digital Development & Theatre Operations
G. Mary Ruby	49	Senior Vice President, Legal Affairs & Human Resources and Administration, Deputy General Counsel, and Corporate Secretary
Jeffrey Vance	36	Co-Controller
Vigna Vivekanand	37	Co-Controller

     Richard L. Gelfond has been Co-Chairman of the Company since June 1999 and Co-Chief Executive Officer since May 1996. From March 1994 to June 1999, Mr. Gelfond served as Vice Chairman of the Company. Mr. Gelfond serves as Chairman of the Board of Trustees of the Stony Brook Foundation, Inc., affiliated with Stony Brook University, and is on the Board of Directors for Brookhaven Science Associates, the management company of Brookhaven National Laboratories. He is also Vice Chairman of the New York Historical Society and a Member of the Motion Picture Academy of Arts & Science. Mr. Gelfond served as the Chairman of the Columbia Shuttle Memorial Trust Steering Committee, which was established in co-operation with NASA to support the families of the seven crew members of the STS-107 mission of the Space Shuttle Columbia, which came to a tragic end on February 1, 2003.
     Bradley J. Wechsler has been Co-Chief Executive Officer of the Company with Mr. Gelfond since May 1996. From March 1994 to June 1999, Mr. Wechsler served as Chairman of the Company and has served as Co-Chairman with Mr. Gelfond since June 1999. Mr. Wechsler serves on the boards of NYU Hospital, where he is a Vice Chairman and member of the Executive Committee, the American Museum of the Moving Image, Math for America, the Ethical Culture, Fieldston Schools and Apollo Investment Corporation. Mr. Wechsler is also a Member of the Motion Picture Academy of Arts & Science.
     Edward MacNeil joined the Company in April 1994 as Director, Taxation & Treasury and was appointed Chief Financial Officer in September 2006, on an interim basis. From October 1999 to August 2001, Mr. MacNeil held the position of Director and Senior Vice President of Digital Projection Limited, a former subsidiary of the Company. From September 2001 to September 2006, Mr. MacNeil held the position of Vice President Finance, Tax and Special Projects. Prior to joining the Company, Mr. MacNeil was a Taxation Manager at PricewaterhouseCoopers. Mr. MacNeil is a member of the Canadian Institute of Chartered Accountants.
     Greg Foster joined the Company in March 2001 as President, Filmed Entertainment and was appointed Chairman & President, Filmed Entertainment in September 2004. Prior to joining the Company, Mr. Foster was Executive Vice-President of Production at MGM/UA. Prior to that, Mr. Foster held other senior positions including Senior Vice-President of Motion Picture Marketing Research during his 15 years at MGM/UA. In 1999, Mr. Foster founded uMogul, a financial services company and held the position of Chairman, Co-Founder and President.
     Robert D. Lister joined the Company in May 1999 as Senior Vice President, Legal Affairs and General Counsel, and was appointed Executive Vice President, Business & Legal Affairs, Corporate Communications and General Counsel in January 2006. Previous to that, Mr. Lister was Executive Vice President, Legal and Business Affairs and General Counsel, a position he held since May 2001. Prior to joining the Company, Mr. Lister was Vice President, General Counsel and Secretary of Clearview Cinemas, a film exhibitor, from March 1998 until his employment with the Company. Prior to that, Mr. Lister served as Associate General Counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from March 1996 through March 1998. Mr. Lister serves on the board of the Giant Screen Cinema Association. Mr. Lister is a member of the New York State Bar Association.

     Brian Bonnick joined the Company in January 1999 as Vice President, Research & Development and was appointed Executive Vice President, Technology in June 2006. Previous to that, Mr. Bonnick held the position of Senior Vice President, Technology, a position he held since August 2001. Prior to joining the Company, Mr. Bonnick was Vice President, Engineering and Operations for Electrohome Corporation. Prior to that Mr. Bonnick was Vice President and General Manager at TSB International Inc., a telecommunications company. Mr. Bonnick is registered as a professional engineer by the Association of Professional Engineers of Ontario.
     David B. Keighley joined the Company in February 1988, was appointed Executive Vice President of the Company in July 2007. Previous to that, Mr. Keighley held the position of Senior Vice President, a position he held since July 1997. Mr. Keighley is President of David Keighley Productions 70MM Inc., a subsidiary of the Company. Mr. Keighley is responsible for motion picture and digital post-production and image quality assurance.
     Larry O’Reilly joined the Company in March 1994 as the Sales Manager, Film Distribution and was appointed Executive Vice President, Theater Development in September 2004. Mr. O’Reilly has held various positions within the Company including Manager, Business Development: Film; Director, Strategic Partnerships; Director, Commercial Marketing: The Americas; Vice President, Sales, The Americas; and Senior Vice President, Theater Development & Film Distribution.
     Joseph Sparacio joined the Company in May 2007 as Executive Vice President, Finance. Mr. Sparacio is expected to assume the duties of Chief Financial Officer after the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Prior to joining the Company, Mr. Sparacio served as Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C. from June 2002 until his employment with the Company. From 1998 to 2002, Mr. Sparacio served as Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation. From 1994 to 1998, Mr. Sparacio served as Vice President, Finance and Controller of Loews Theater Management Corp., and from 1990 to 1994, he served as Controller. Prior to joining Loews, Mr. Sparacio spent eight years with Ernst & Young. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.
     Mark Welton joined the Company in July 1997 as Director, Business Affairs and was appointed Executive Vice President, Corporate and Digital Development & Theater Operations in April 2007. From September 2001 to October 2003, Mr. Welton held the position of Senior Vice President, Business Affairs, and from October 2003 to June 2006, Mr. Welton held the position of Senior Vice President, Theater Operations and from June 2006 to April 2007 held the position of Executive Vice President, Theater Operations & General Manager, Digital. Prior to joining the Company Mr. Welton was an associate lawyer at the law firm Stikeman, Elliot from 1994 until his employment with the Company.
     G. Mary Ruby joined the Company in October 1987 as Associate General Counsel and was appointed Senior Vice President, Legal Affairs in July 2001. Effective May 25, 2007, Ms. Ruby has also assumed the role of Senior Vice President, Human Resources and Administration, on an interim basis. Ms. Ruby held the position of General Counsel of the Company from February 1989 to February 1997. Ms. Ruby is also Deputy General Counsel and acts as Corporate Secretary to the Board of Directors. In November 2004, Ms. Ruby was appointed by the Company’s Audit Committee as Chief Compliance Officer, responsible for oversight of the Company’s Whistle Blower Program. Ms. Ruby is a member of the Ontario Bar Association. Ms. Ruby is a Governor and Chairperson of the Governance Committee of Branksome Hall.
     Jeffrey Vance joined the Company in October 2004 as Manager, Business Operations and was appointed Co-Controller in November 2006. Previous to that, Mr. Vance held the position of Director, Finance and Treasurer. Prior to joining the Company, Mr. Vance was employed in the Audit and Business Advisory Division at Arthur Andersen LLP from 1994 to 2002, most recently as Audit Manager, and was the Assistant Director, Financial Administration at FedEx Trade Networks Transport and Brokerage (Canada) Inc. from 2002 to 2003 and Eastern Region Controller and Manager of Administration at Comstock Canada Ltd. from 2003 to 2004. Mr. Vance is a Chartered Accountant.
     Vigna Vivekanand joined the Company in January 1999 as Director, Finance and was appointed Co-Controller in November 2006. Prior to joining the Company, Mr. Vivekanand was an Audit Senior with KPMG, and before that a Senior Financial Analyst with Omega Digital Data and a Business Analyst at Toronto Dominion Bank. Mr. Vivekanand is a Chartered Accountant.
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
     As contemplated under Section 124 of the Canada Business Corporations Act, the Company has acquired insurance coverage with a yearly limit of $70,000,000 in respect of potential claims against its directors and officers and in respect of losses for which the Company may be required or permitted by law to indemnify such directors and officers. The insurance, in respect of which a $834,691 yearly premium was paid by the Company, includes a $100,000 deductible for each claim under the policy other than claims made under U.S. securities law as to which a deductible of $500,000 applies.

EQUITY COMPENSATION PLANS
     The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2006.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan category	and rights	and rights	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,100,995	$7.12	1,873,662
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	5,100,995	$7.12	1,873,662

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of the Company’s Common Shares as of July 27, 2007 or as otherwise indicated in the notes below, including (i) all persons to be nominated for election to the Board of Directors, individually; (ii) all directors and the named executive officers (the “Named Executive Officers”), individually; and (iii) all directors and executive officers as a group.

	Amount and Nature of		Percent of
	Beneficial Ownership of		Outstanding Common
Name of Beneficial Owner of Common Shares	Common Shares		Shares

Richard L. Gelfond	2,722,900	(1)	6.6%
Bradley J. Wechsler	2,682,800	(2)	6.5%
Neil S. Braun	24,000	(3)	*
Kenneth G. Copland	83,865	(4)	*
Garth M. Girvan	87,636	(5)	*
David W. Leebron	25,892	(6)	*
Marc A. Utay	1,336,065	(7)	3.3%
Francis T. Joyce	47,500	(8)	*
Edward MacNeil	16,750	(9)	*
Greg Foster	383,500	(10)		*
Robert D. Lister	160,000	(11)		*
David B. Keighley	10,650	(12)		*
All directors and executive officers as a group (18 persons)	7,789,884	(13)		17.8%

*	less than 1%
     Statements as to securities beneficially owned by directors and by executive officers, or as to securities, over which they exercise control or direction, are based upon information obtained from such directors and executive officers and from records available to the Company.
     The amount of Common Shares listed includes the number of Common Shares owned at July 27, 2007 and Common Shares to which each individual had, at July 27, 2007, the right to acquire beneficial ownership through the exercise of vested options plus options that vest within 60 days of that date.
     The percent of outstanding Common Shares is based on dividing the number of Common Shares beneficially owned by the individual by 40,288,074 Common Shares outstanding as of July 27, 2007 adjusted for shares issuable through the exercise of vested options held by such person, plus options held by such person that vest within 60 days of that date.
(1)	Included in the amount shown are 1,150,000 Common Shares which Mr. Gelfond had the right to acquire beneficial ownership through the exercise of options.
(2)	Included in the amount shown are 1,150,000 Common Shares which Mr. Wechsler had the right to acquire beneficial ownership through the exercise of options.
(3)	Included in the amount shown are 24,000 Common Shares which Mr. Braun had the right to acquire beneficial ownership through the exercise of options.
(4)	Included in the amount shown are 73,865 Common Shares which Mr. Copland had the right to acquire beneficial ownership through the exercise of options.

(5)	Included in the amount shown are 61,738 Common Shares which Mr. Girvan had the right to acquire beneficial ownership through the exercise of options.
(6)	Included in the amount shown are 24,592 Common Shares which Mr. Leebron had the right to acquire beneficial ownership through the exercise of options.
(7)	Included in the amount shown are 90,000 Common Shares that are pledged as security and 211,738 Common Shares which Mr. Utay had the right to acquire beneficial ownership through the exercise of options.
(8)	Included in the amount shown are 40,000 Common Shares which Mr. Joyce had the right to acquire beneficial ownership through the exercise of options.
(9)	Included in the amount shown are 16,750 Common Shares which Mr. MacNeil had the right to acquire beneficial ownership through the exercise of options.
(10)	Included in the amount shown are 367,500 Common Shares which Mr. Foster had the right to acquire beneficial ownership through the exercise of options.
(11)	Included in the amount shown are 151,000 Common Shares which Mr. Lister had the right to acquire beneficial ownership through the exercise of options.
(12)	Included in the amount shown are 10,250 Common Shares which Mr. Keighley had the right to acquire beneficial ownership through the exercise of options.
(13)	Included in the amount shown are 3,475,124 Common Shares as to which all directors and executive officers as a group had the right to acquire beneficial ownership through the exercise of options.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are also required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of Forms 3 and 4 (and amendments thereto) received from or written representations by the Reporting Persons, in respect of the fiscal year ended December 31, 2006, the Company believes that no Section 16(a) reports were not timely filed.
MANAGEMENT CEASE TRADE ORDER
     On April 3, 2007 certain directors, senior officers and certain former employees were prohibited from trading in the securities of the Company pursuant to management cease trade orders issued by the Ontario Securities Commission (the “OSC”) and certain other provincial securities regulators in connection with the delay in filing of the certain of the Company’s financial statements. The Company filed its audited annual financial statements for the year ended December 31, 2006 and other annual continuous disclosure documents on July 20, 2007 and has applied to the OSC to revoke the management cease trade order.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
     The Company’s compensation programs are designed to attract and retain key employees, motivating them to achieve and reward them for superior performance. The Company believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term and strategic goals by the Company, and which aligns the executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Company evaluates both performance and compensation to ensure that the Company’s compensation philosophy and objectives are met and that compensation provided to the executives remains competitive relative to the compensation paid to similarly situated executives. To that end, the Company believes executive compensation packages provided to its executives, including the Named Executive Officers, as defined in the “Summary Compensation Table” below, should include both cash and equity-based compensation that reward performance as measured against established goals.
     Based on the foregoing philosophy and objectives, the Company has structured its annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Executive Compensation Components and Process
     Compensation decisions for the Co-Chief Executive Officers (the “Co-CEOs”) with respect of the fiscal year ended December 31, 2006, and the renewal of the Co-CEOs’ employment agreements in February 2007, were made by the Independent Directors acting as the Compensation Committee. The following five board members are Independent Directors: Messrs. Braun, Copland, Girvan, Leebron and Utay. A director is determined to be independent when he or she meets the requirements of Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Section 1.4 of Multilateral Instrument 52-110 (an “Independent Director”).
     The Compensation Committee is responsible for setting objectives for the Co-CEOs, assessing their performance on a periodic basis and recommending compensation arrangements to the Board of Directors. The Compensation Committee operates under a written mandate, the Compensation Committee Charter, adopted by the Company’s Board of Directors. In 2006, the Compensation Committee was composed of Messrs. Girvan and Fuchs, both Independent Directors. Mr. Fuchs did not stand for re-election to the Board of Directors at the annual meeting of shareholders on April 12, 2006. Following that date, the duties and responsibilities of the Compensation Committee were and continue to be performed by the Independent Directors. The Independent Directors participated in all decisions concerning the renewal of the employment agreements of Messrs. Gelfond and Wechsler and the fixing of their compensation in respect of 2006.
     During the fiscal year ended December 31, 2006, Mercer Human Resources Consulting (“Mercer”) was retained by the Independent Directors in reviewing various aspects of the compensation packages for the Co-CEOs in connection with the renewal of their employment agreements and certain analyses regarding the Supplemental Executive Retirement Plan.
     The compensation of the Company’s employees was established through guidelines set by the Board of Directors. Decisions regarding the equity and non-equity compensation of other executive officers are made by the Co-CEOs and in the case of equity incentive compensation approved by the Option Committee. The Co-CEOs annually review the performance of each member of the executive team, including the Named Executive Officers, and certain conclusions are reached and recommendations based on these reviews, including decisions with respect to base salary, performance-based incentive compensation and long-term equity incentive compensation, are implemented by the Company.
     In making compensation decisions, the Company compares each element of total compensation against a peer group of publicly-traded companies. The Company uses general peer group survey data provided by Mercer, which includes data from comparator companies based on headcount, geography and total revenue. The Company competes with many larger companies for top executive-level talent. As such, the Company generally sets compensation for executives at the 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Company annually determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.
     For the fiscal year ended December 31, 2006, the principal components of compensation for Named Executive Officers were:
•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and pension plans; and

•	other personal benefits and perquisites.
Base Salary
     The Company provides employees, including the Named Executive Officers, with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 110% of the midpoint of the base salary established for each range.
     During its review of base salaries for executives, the Company primarily considers: market data provided by the Company’s outside consultants; internal review of the executive’s compensation, both individually and relative to other executive officers; and individual performance of the executive.
     Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the Co-CEOs are based on the Compensation Committee’s assessment of the individuals’ performance.

Performance-Based Incentive Compensation
     The Named Executive Officers, other than the Co-CEOs, receive a portion of their annual compensation in the form of cash bonuses under the Management Bonus Plan. Bonuses are awarded under this plan based on the Company achieving annual operating objectives targets and the participating employee’s achievement of personal performance standards.
     50% of a participating Named Executive Officer’s bonus is based upon achievement of corporate financial and operational objectives typically relating to earnings per share, theater signings and installations, film performance, technology development, and strategic initiatives. Upon completion of the fiscal year, the Company assesses the performance of the Company for each corporate financial and operational objective, comparing the actual fiscal year results to the stated objectives.
     For the fiscal year ended December 31, 2006, each of the participating Named Executive Officers received payments under the personal achievement portion of the Management Bonus Plan.
Long-Term Incentive Compensation
     The Company’s long-term incentive compensation for certain employees, including the Named Executive Officers, is provided through grants of stock options, and in certain circumstances, through grants of stock appreciation rights.
     The Company has a stock option plan (the “Stock Option Plan”) under which the Company may grant options to officers, employees, consultants and eligible directors (the “Participants”) to purchase Common Shares on terms and conditions set out in the Stock Option Plan.
     The Stock Option Plan received shareholder approval and is administered by the Board of Directors. The Board of Directors has delegated the responsibility of administering the Stock Option Plan to the Option Committee. The Option Committee is currently composed of Messrs. Utay and Girvan, both Independent Directors. The Option Committee is responsible for performing the functions required of it under the Stock Option Plan, including the grant of options to Participants under the Stock Option Plan, from time to time, subject to guidelines determined by the Company’s human resources department and the Compensation Committee.
     The number of stock options granted is determined by a competitive compensation analysis and is based on each individual’s salary range and responsibility. All awards of stock options are made at the fair market value of the Company’s Common Shares on the date of the grant. Any options will generally be exercisable for a maximum period of 10 years from the date of grant, subject to earlier termination if the Participant’s employment, consulting arrangement or term of office with the Company terminates. The Board of Directors or the Option Committee determines vesting requirements. If a Participant’s employment, consulting arrangement or term of office with the Company terminates for any reason, any options which have not vested will generally be surrendered for cancellation without any consideration being paid therefore.
     If the Participant’s employment, consulting arrangement or term of office is terminated without cause or by reason of such Participant’s resignation, death or permanent disability, the Participant (or the Participant’s estate) will generally be entitled to exercise the Participant’s vested options for a period thereafter. If the Participant’s employment, consulting arrangement or term of office is terminated for cause, such Participant’s vested options will be surrendered for cancellation. All options granted will immediately vest and become fully exercisable upon a change of control and the occurrence of other stated events. If the Participant is a party to an employment agreement with the Company or any of its subsidiaries and breaches any of the restrictive covenants in such agreement, such Participant will be required to surrender all unexercised options for cancellation without any consideration being paid therefore and will be obligated to pay to the Company an amount equal to the aggregate profit realized by such Participant with respect to any prior option exercises. In determining the number of options to grant to the Named Executive Officers, consideration was given to information about stock option grants to executive officers in comparable companies of similar revenue, size and market segment or industry. In addition, consideration is given to the number of options granted to the Company’s other executive officers. The Option Committee approves annual awards of stock options to executive officers. Eligible newly hired or promoted executives receive their award of stock options as soon as practicable following their hire or promotion. Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Plan in accordance with the requirements of Financial Accounting Standards No.123R, “Share-Based Payment”.
     The Company may from time to time grant stock appreciation rights (“SARs”) to certain Named Executive Officers. The SARs entitle recipients to receive in cash from the Company any increase in the fair market value of the Common Shares of the Company from the fair market value thereof on the date of grant to the date of exercise of the SARs. The Company shall have the right but not the obligation to cancel at any time all, or from time to time any part, of the SARs and to replace the cancelled SARs with stock options, or in the Company’s discretion, restricted shares.
Retirement and Pension Plans
     The Company has an unfunded U.S. defined benefit pension plan covering its two Co-CEOs, the Supplemental Executive Retirement Plan (the “SERP”). The SERP provides for a lifetime retirement benefit from age 55 determined as 75% of the member’s best average 60 consecutive months of earnings.

     Under the original terms of the SERP, once benefit payments begin, the benefit is indexed annually to the cost of living and further provides for 100% continuance for life to the surviving spouse. On March 8, 2006, the Company and the Co-CEOs negotiated an amendment to the SERP effective January 1, 2006 which reduced the related pension expense to the Company. The Company was represented by the Independent Directors, who retained Mercer and outside legal counsel to advise them on certain analyses regarding the SERP. Under the terms of the SERP amendment, the cost of living adjustment and surviving spouse benefits previously owed to the Co-CEOs are each reduced by 50%, subject to a recoupment of a percentage of such benefits upon a change of control of the Company, and the net present value of the reduced pension benefit payments is accelerated and paid out upon a change of control of the Company. The benefits were 50% vested as of July 2000, the SERP initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. The vesting percentage of a member whose employment terminates other than by voluntary retirement or upon a change in control shall be 100%. The actuarial liability was remeasured as of March 8, 2006 to reflect the SERP changes adopted. Under the original terms of the SERP, benefits were determined as 75% of the member’s best average 60 consecutive months of earnings during the 120 months preceding retirement. On May 4, 2007 the Company amended the SERP to provide for the determination of benefits to be 75% of the member’s best average 60 consecutive months of earnings over the member’s employment history. The actuarial liability was remeasured to reflect this amendment. The amendment resulted in a $1.0 million increase to the pension liability and a corresponding $1.0 million change to other comprehensive income. As of June 30, 2007, one of the Co-CEO’s benefits was 100% vested and the other Co-CEO’s benefits were approximately 84% vested. As of June 30, 2007, Mr. Wechsler’s benefits were 100% vested while Mr. Gelfond’s benefits were approximately 84% vested.
     A Co-CEO whose employment terminates other than for cause prior to August 1, 2010 will receive benefits in the form of monthly annuity payments until the earlier of a change of control or August 1, 2010 at which time the Co-CEO shall receive remaining benefits in the form of a lump sum payment. A Co-CEO whose employment terminates other than for cause on or after August 1, 2010 shall receive benefits in the form of a lump sum payment.
     The Company maintains defined contribution pension plans for its employees, including its Named Executive Officers. The Company makes contributions to these pension plans on behalf of employees in an amount up to 5% of their base salary, subject to certain prescribed maximums. During the fiscal year ended December 31, 2006, the Company contributed an aggregate of $11,229 to the Company’s Canadian defined contribution plan on behalf of Mr. MacNeil and an aggregate of $26,400 to the Company’s defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code on behalf of Messrs. Gelfond, Wechsler, Joyce, Foster, Lister and Keighley.
Other Personal Benefits and Perquisites
     The Company provides Named Executive Officers with other personal benefits and perquisites that the Company believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company periodically reviews the levels of other personal benefits and perquisites provided to Named Executive Officers to ensure competitiveness and value to employees.
     The Named Executive Officers are provided use of company automobiles, or car allowances, and participation in the retirement and pension plans described above.
     The Named Executive Officers are entitled to receive a cash payment upon the executive’s death through the Company’s life insurance policies. In the event of the executive’s death prior to actual retirement at age 65, the executive’s designated beneficiaries would be entitled to receive a lump sum payment amount equal to one or two times his or her base salary, subject to prescribed maximums.
     Attributed costs to the Company of the personal benefits and perquisites described above for the Named Executive Officers for the fiscal year ended December 31, 2006, are reported in the “All Other Compensation” column of the “Summary Compensation Table” below.
Change of Control Severance Agreements
     The Company has entered into change of control severance agreements with certain key employees, including certain of the Named Executive Officers. The change of control severance agreements are designed to promote stability and continuity of senior management. Information regarding these agreements for the Named Executive Officers is provided below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.
COMPENSATION COMMITTEE REPORT
     The Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Board of Directors recommended that the Compensation Discussion and Analysis be included in this Circular.
     The foregoing Compensation Committee Report, dated August 9, 2007, has been furnished by Messrs. Girvan (Chairman of the Compensation Committee), Braun, Copland, Leebron and Utay, all independent members of the Board of Directors, acting as the Compensation Committee.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below sets forth, for the period indicated, the compensation paid or granted by the Company to the individuals who served during 2006 as Chief Executive Officers, Chief Financial Officers and the three most highly compensated executive officers of the Company, other than the Chief Executive Officers and the Chief Financial Officers, who were serving as executive officers as of December 31, 2006 (collectively, the “Named Executive Officers”).

							Change in
						Option	Pension	All Other
Name and Principal Position of	Year ended	Salary		Bonus		Awards	Value	Compensation		Total
Named Executive Officer	December 31	($)		($)		($)	($)	($)		($)

Richard L. Gelfond	2006	500,000		150,000	(1)	(2)	(3)	34,640	(4)	684,640
Co-Chairman & Co-Chief Executive Officer

Bradley J. Wechsler	2006	500,000		150,000	(1)	(2)	(5)	39,429	(6)	689,429
Co-Chairman & Co-Chief Executive Officer

Francis T. Joyce (7)	2006	222,962		n/a		n/a	n/a	4,652	(8)	227,614
Chief Financial Officer

Edward MacNeil (9)	2006	225,000	(10)	45,000	(1)	n/a	n/a	27,920	(11)	297,920
Chief Financial Officer

Greg Foster	2006	658,846		375,000	(1)	(2)	n/a	201,060	(12)	1,234,906
Chairman & President, Filmed Entertainment

Robert D. Lister	2006	364,783		150,000	(1)	(2)	n/a	90,584	(13)	605,367
Executive Vice President, Business and Legal Affairs, Corporate Communications & General Counsel

David B. Keighley	2006	320,758		245,000		(2)	n/a	10,135	(14)	575,893
Executive Vice President & President, David Keighley Productions 70MM Inc.

(1)	These amounts were paid under annual incentive arrangements that the Company has with the Named Executive Officers, as detailed below in “Employment Agreements and Potential Payments upon Termination or Change-in-Control”.

(2)	Not included are options awarded to the Named Executive Officer in 2006 which were subsequently cancelled by the Company.

(3)	The actuarial present value of the Named Executive Officer’s accumulated benefit under the Supplemental Executive Retirement Plan at December 31, 2006 decreased by $1,370,911, as compared to December 21, 2005.

(4)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Gelfond, (ii) $4,400 for contributions to the Company’s defined contribution pension plans, and (iii) $29,880 for personal use of Company provided automobile.

(5)	The actuarial present value of the Named Executive Officer’s accumulated benefit under the Supplemental Executive Retirement Plan at December 31, 2006 decreased by $2,697,286, as compared to December 21, 2005.

(6)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Wechsler, (ii) $4,400 for contributions to the Company’s defined contribution pension plans, and (iii) $34,669 for personal use of Company provided automobile.

(7)	During the fiscal year ended December 31, 2006, Mr. Joyce served as Chief Financial Officer from January 1 to September 12.

(8)	This amount reflects (i) $252 for the payment by the Company of life insurance premiums on the life of Mr. Joyce, and (ii) $4,400 for contributions to the Company’s defined contribution pension plans. Perquisites and other personal benefits for Mr. Joyce did not exceed $10,000.

(9)	During the fiscal year ended December 31, 2006, Mr. MacNeil served as Chief Financial Officer from September 12 to December 31.

(10)	Mr. MacNeil’s salary compensation was earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(11)	This amount reflects (i) $670 for the payment by the Company of life insurance premiums on the life of Mr. MacNeil, (ii) $11,229 for contributions to the Company’s defined contribution pension plans, (iii) $9,989 for allowance for personal automobile use, and (iv) $6,032 for extraordinary personal travel expenses incurred at the request of the Company.

(12)	This amount reflects (i) $3,160 for the payment by the Company of life insurance premiums on the life of Mr. Foster, (ii) $4,400 for contributions to the Company’s defined contribution pension plans, and (iii) $193,500 paid in 2007 for consideration of the cancellation of options granted in 2006. Perquisites and other personal benefits for Mr. Foster did not exceed $10,000.

(13)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Lister, (ii) $4,400 for contributions to the Company’s defined contribution pension plans, (iii) $18,011 for personal use of Company provided automobile, (iv) $9,313 for extraordinary personal travel expenses incurred at the request of the Company, and (v) $58,500 paid in 2007 for consideration of the cancellation of options granted in 2006.

(14)	This amount reflects (i) $360 for the payment by the Company of life insurance premiums on the life of Mr. Keighley, (ii) $4,400 for contributions to the Company’s defined contribution pension plans, and (iii) $5,375 paid in 2007 for consideration of the cancellation of options granted in 2006. Perquisites and other personal benefits for Mr. Keighley did not exceed $10,000.
Grants of Plan-Based Awards
     During the fiscal year ended December 31, 2006, stock option grants were made to certain Named Executive Officers which were subsequently cancelled by the Company.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information relating to unexercised options for each Named Executive Officer outstanding as of December 31, 2006.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying Unexercised	Option
	Unexercised Options	Options	Exercise
	(#)	(#)	Price	Option Expiration
Name	Exercisable	Unexercisable (1)	($)	Date

Richard L. Gelfond	100,000	Nil	3.51	February 28, 2009
	532,000	Nil	4.85	April 23, 2012
	68,000	Nil	7.00	June 5, 2012
	450,000	Nil	5.24	June 3, 2014

Bradley J. Wechsler	100,000	Nil	3.51	February 28, 2009
	532,000	Nil	4.85	April 23, 2012
	68,000	Nil	7.00	June 5, 2012
	450,000	Nil	5.24	June 3, 2014

Francis T. Joyce	40,000	Nil	2.75	May 15, 2008

Edward MacNeil	4,000	Nil	3.04	April 16, 2008
	8,250	Nil	7.45	August 14, 2010
	2,500	7,500 (2)	5.59	June 24, 2011

Greg Foster	17,500	Nil	3.41	March 19, 2011
	25,000	Nil	2.99	February 11, 2009
	75,000	Nil	3.98	March 19, 2009
	100,000	Nil	4.83	September 6, 2009
	50,000	Nil	4.60	March 18, 2010
	50,000	Nil	6.89	November 1, 2011
	50,000	50,000 (3)	6.89	November 1, 2011

Robert D. Lister	35,000	Nil	3.04	April 16, 2008
	25,000	Nil	2.99	February 11, 2009
	15,000		4.15	August 15, 2009
	51,250		7.45	August 14, 2010
	13,750	41,250 (4)	5.59	June 24, 2011

David B. Keighley	5,000		7.45	August 14, 2010
	2,250	11,250 (5)	5.59	June 24, 2011

     All stock options in the “Outstanding Equity Awards” Table were granted under the Stock Option Plan as described above in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.

(1)	Not included are options granted in 2005 and 2006 that were subsequently cancelled by the Company.

(2)	2,000 of these options vest on June 24, 2007; 2,500 on June 24, 2008; and 3,000 on June 24, 2009.

(3)	These options vest on November 1, 2007.

(4)	11,000 of these options vest on June 24, 2007; 13,750 on June 24, 2008; and 16,500 on June 24, 2009.

(5)	3,000 of theses options vest on June 24, 2007; 3,750 on June 24, 2008; and 4,500 on June 24, 2009.
Options Exercised
     None of the Named Executive Officers exercised stock options during the fiscal year ended December 31, 2006.
Retirement and Pension Benefits
     The following table sets forth information relating to each defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement, as of December 31, 2006.

		Number of	Present Value of
		Years of	Accumulated	Payments During Last
		Credited Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)

Richard L. Gelfond	Supplemental Executive Retirement Plan	5.5	10,867,346	Nil

Bradley J. Wechsler	Supplemental Executive Retirement Plan	5.5	16,155,482	Nil

     Further descriptions of the Supplemental Executive Retirement Plan, the SERP and the Company’s defined contribution plans are summarized above in “Compensation Discussion and Analysis - Retirement and Pension Plans”.
Employment Agreements and Potential Payments upon Termination or Change-in-Control
Messrs. Gelfond and Wechsler
     On November 3, 1998, the Company entered into renewal employment agreements (the “1998 Agreements”) with each of Messrs. Gelfond and Wechsler, the Co-CEOs. Under the 1998 Agreements, each of the Co-CEOs is to perform such services with respect to the Company’s business as may be reasonably requested from time to time by the Board of Directors and which are consistent with his position as Co-CEO. In addition, the Company is to use its best efforts to cause the Co-CEOs to be elected to the Board of Directors. In addition, a provision contained in their original employment agreements, dated March 1, 1994, was continued, whereby each of the Co-CEOs is also entitled to receive, upon a sale of the Company, a cash bonus (“Sale Bonus”) in an amount equal to the product of (a) 0.375% and (b) the amount by which the sale or liquidation transaction imputes an equity value in excess of Canadian $150,000,000 to the Common Shares originally issued by the Company (on a fully diluted basis but excluding the Common Shares issued upon the conversion of the Class B convertible preferred shares of the Company formerly outstanding which were converted into Common Shares on June 16, 1994 and the Common Shares issuable upon the exercise of warrants owned by each of Messrs. Gelfond and Wechsler). Under the 1998 Agreements, the Company is to equalize the Co-CEOs to the taxes which each of the Co-CEOs would have paid had he earned his employment compensation and paid taxes thereon solely in the United States. The employment agreements also contain non-competition provisions.
     On July 12, 2000, the Company entered into amendments to the employment agreements of the Co-CEOs (the “2000 Amendments”). Pursuant to the 2000 Amendments, the Co-CEOs were each granted 180,000 restricted shares which, in the event that regulatory or shareholder approval is not obtained, are deemed phantom stock, all of which are fully vested. 80,000 of the phantom stock granted to each Co-CEOs remain outstanding. Under the 2000 Amendments, the Company agreed to create a defined benefit plan, to provide retirement benefits for the Co-CEOs, see “Compensation Discussion and Analysis – Retirement and Pension Plans” above for a description of the Supplemental Executive Retirement Plan, the SERP. The Company agreed to maintain health benefits for the Co-CEOs until they become eligible for Medicare and, thereafter, the Company will provide Medicare supplement coverage as selected by the Co-CEO. The 2000 Amendments further provide for the extension of the Co-CEOs’ non-competition covenants to four years beyond termination of employment and for the agreement by the Co-CEOs to consult with the Company for three years following the end of their employment with the Company.

     On March 8, 2006, the Company entered into amendments to the employment agreements of the Co-CEOs (the “2006 Amendments”). The 2006 Amendments provided that each of the Co-CEOs would be paid a base salary of $500,000 for 2006 and be considered for a bonus payable in 2007 based upon performance to December 31, 2006, with a guaranteed bonus of $750,000 paid for 2006 in the event of a change of control of the Company. Pursuant to the 2006 Amendments, on March 10, 2006, the Co-CEOs were each granted 75,000 options to purchase Common Shares, which options were subsequently cancelled by the Company on June 13, 2007 for no consideration. In addition, if there is a change of control of the Company on or before March 10, 2008, the Co-CEOs will each receive an incentive bonus equal to the product of (a) 225,000 and (b) the difference between the closing price of the Company’s Common Shares upon such change of control and the closing price of the Company’s shares on March 10, 2006. The 2006 Amendments provide that if a Co-CEO’s employment is terminated without cause prior to the end of the employment term, or if his agreement is not renewed, the Company must continue to pay the Co-CEO his annual salary and bonus for twelve months. In conjunction with the 2006 Amendments, the Co-CEOs and the Company agreed to amend the SERP as more fully described above in “Compensation Discussion and Analysis – Retirement and Pension Plans”.
     On February 15, 2007, the Company entered into amendments to the employment agreements of each of the Co-CEOs, which extended their respective employment terms through December 31, 2007 (the “2007 Amendments”). The 2007 Amendments provided that each of the Co-CEOs would be paid a base salary of $500,000 for 2007 and be considered for a bonus based upon performance to December 31, 2007. If the Co-CEO’s employment is terminated without cause prior to the end of the term, he shall be entitled to no less than a pro-rata portion of his median bonus target (i.e. one times salary). Pursuant to the 2007 Amendments, on February 15, 2007 the Co-CEOs were each granted 300,000 stock appreciation rights (“SARs”), which shall entitle each Co-CEO to receive in cash from the Company any increase in the fair market value of the Common Shares of the Company from the fair market value thereof on February 15, 2007 to the date of exercise of the SARs. 50% of the SARs vested immediately and 50% shall vest on December 31, 2007. The SARs expire on February 15, 2017, and vesting accelerates on a change of control. The Company shall have the right but not the obligation to cancel at any time all, or from time to time any part, of the SARs and to replace the cancelled SARs with stock options, or in the Company’s discretion, restricted shares. The restrictive covenants, including non-competition provisions, of the Co-CEOs’ existing employment agreements, as well as other provisions not modified by the 2007 Amendments, remain in force.
     If either Mr. Gelfond’s or Mr. Wechsler’s employment had been terminated without cause as at December 31, 2006, they would have been entitled to receive estimated payments of $18,238,312 and $17,373,482, respectively. Theses amounts include lump sum payments for salary and bonus, payments under the SERP, and provision of health benefits.
     If either Mr. Gelfond or Mr. Wechsler elected voluntary retirement as at December 31, 2006, they would have been entitled to receive estimated lump sum payments of $13,971,372 and $16,155,482, respectively under the SERP.
     If there had been a change of control and either Mr. Gelfond’s or Mr. Wechsler’s employment had been terminated involuntarily as at December 31, 2006, they would have been entitled to receive estimated lump sum payments of $21,186,570 and $20,417,834, respectively. These amounts include lump sum payments for salary and bonus, payments under the SERP, and provision of health benefits, but not the Sale Bonus under the 1998 Agreements. For each Co-CEO, such Sale Bonus is estimated to be between $nil and $37,000, depending upon the equity assumptions that go into the relevant calculations.
     If there had been a change of control and either Mr. Gelfond or Mr. Wechsler had elected voluntary retirement as at December 31, 2006, they would have been entitled to receive estimated payments of $16,173,742 and $18,949,834, respectively under the SERP.
     In addition to the above payments, if there had been a change of control as at December 31, 2006, there would have been a payment obligation for each of Messrs. Gelfond and Wechsler of $64,500 in connection with the cancellation of certain stock options, however in June 2007, both Messrs. Gelfond and Wechsler voluntarily surrendered such stock options for no consideration.
Mr. Joyce
     Francis T. Joyce served as Chief Financial Officer from May 9, 2001 to September 12, 2006. During that time, his employment agreements provided for an annual base salary and annual bonuses as well as a discretionary bonus based on a percentage of base salary throughout the employment term. Mr. Joyce had agreed to restrictive covenants, including confidentiality and non-competition covenants.
Mr. MacNeil
     On August 21, 2006, the Company appointed Edward MacNeil as Chief Financial Officer, on an interim basis. On November 6, 2006, the Company and Edward MacNeil entered into an employment arrangement. During his term as Interim Chief Financial Officer, Mr. MacNeil will receive an annualized salary of Cdn$345,000. Under the arrangement, Mr. MacNeil was entitled to receive a guaranteed bonus of Cdn$50,000, in respect of the year ending December 31, 2006.
     If Mr. MacNeil’s employment had been terminated without cause as at December 31, 2006, he would have been entitled to receive an estimated payment of $322,705. This amount includes continuance or lump sum payment of salary, guaranteed bonus, perquisites, provision of benefits and a payment obligation in connection with the cancellation of certain stock options. If Mr. MacNeil resigned as of December 31, 2006, he would have been entitled to receive Cdn$50,000 in respect of the guaranteed bonus for 2006.

     If there had been a change of control and Mr. MacNeil’s employment had been terminated without cause as at December 31, 2006, he would have been entitled to receive an estimated payment of $404,977. This amount includes continuance or lump sum payment of salary, guaranteed bonus, retention bonus, perquisites, provision of benefits and a payment obligation in connection with the cancellation of certain stock options.
Mr. Foster
     On March 9, 2006, the Company entered into an employment agreement with Mr. Foster, which replaced Mr. Foster’s previous employment agreement with the Company. Under the agreement, Mr. Foster’s employment term was extended to June 30, 2008, and Mr. Foster receives an annual salary of $700,000 effective March 1, 2006, which is, thereafter, subject to annual review. The agreement further provides that Mr. Foster is entitled to receive a minimum annual bonus of 50% of his base salary for the year ending December 31, 2006 and the year ending December 31, 2007, and a prorated bonus in respect of the year ending December 31, 2008. In addition, if there is a change of control of the Company on or before March 10, 2008, Mr. Foster shall receive an incentive bonus equal to the product of (a) 75,000 and (b) the difference between the closing price of the Company’s Common Shares upon such change of control and the closing price of the Company’s shares on March 10, 2006, which shall be paid out in either a lump-sum or three installments, depending upon certain events. Pursuant to the agreement, Mr. Foster was granted 225,000 options to purchase Common Shares on March 10, 2006, which options were subsequently cancelled by the Company on June 13, 2007 for an aggregate consideration of $193,500. All outstanding options held by Mr. Foster become immediately exercisable in the event of both a change of control and certain other enumerated events. In the event such these events had occurred on December 31, 2006, Mr. Foster would not have received any benefit as the fair market value of the Common Shares under option on that date was less than the exercise price. The agreement further provides that Mr. Foster is entitled to a term life insurance policy in the amount of $5,000,000 during the term. If Mr. Foster’s employment is terminated without cause prior to the end of the employment term, the Company must continue to pay Mr. Foster his annual base salary, minimum bonus and benefits for the greater of the remainder of his employment term and six months. Mr. Foster has agreed to restrictive covenants, including confidentiality and non-competition covenants.
     If Mr. Foster’s employment had been terminated without cause as of December 31, 2006, he would have been entitled to receive an estimated payment to Mr. Foster $1,980,790. This amount includes salary continuance and bonus (both subject to mitigation), perquisites, and provision of benefits.
     If there had been a change of control and Mr. Foster’s employment had been terminated without cause as at December 31, 2006, the estimated payment would have been $2,174,290. This amount includes salary continuance and bonus (both subject to mitigation), perquisites, provision of benefits, and a payment obligation in connection with the cancellation of certain stock options.
Mr. Lister
     On May 17, 1999, the Company and Robert D. Lister entered into an employment agreement. The agreement contains restrictive covenants, including confidentiality and non-competition covenants.
     On August 21, 2000, the Company entered into an agreement with Mr. Lister, under which Mr. Lister is entitled to receive a bonus of $107,500 in the event that Mr. Lister’s employment is terminated without cause within two years of the completion of a change of control.
     On April 4, 2001, the Company entered into an amendment to the employment agreement with Mr. Lister. The amendment provided that if Mr. Lister’s employment is terminated without cause prior to the end of the employment term, or his agreement is not renewed, the Company must continue to pay Mr. Lister his annual salary, target bonus, and benefits for the greater of the remainder of his employment term and twelve months, subject to mitigation by Mr. Lister.
     On January 1, 2004, the Company entered into an amendment to the employment agreement with Mr. Lister, under which Mr. Lister’s employment term was extended until June 30, 2006. The amendment provided for an annual salary of $275,000, subject to an annual review.
     On February 14, 2006, the Company entered into an amendment to the employment agreement with Mr. Lister, under which Mr. Lister’s employment term was extended until January 1, 2008. The amendment provided for an annual salary of $365,700 and, effective January 1, 2007, an annual salary of $402,270. Pursuant to the amendment, Mr. Lister was granted 50,000 options to purchase Common Shares on February 20, 2006, which options were subsequently cancelled by the Company on June 13, 2007 for an aggregate consideration of $58,500. The amendment provided that if Mr. Lister’s employment is terminated without cause prior to the end of the employment term, or if his agreement is not renewed, the Company must continue to pay Mr. Lister his annual salary, target bonus, and benefits for the greater of the remainder of his employment term and either 12 or 18 months, depending upon whether there was a change in control. The amendment also provided that upon the occurrence of certain events Mr. Lister shall have no obligation to mitigate payments made to him upon the termination of his employment or re-renewal of his agreement.

     On October 5, 2006, the Company entered into an amendment to the employment agreement with Mr. Lister providing for a retention bonus of $150,000 if Mr. Lister is not terminated for cause and does not resign prior to December 31, 2007. In addition, the amendment provides for severance, including annual salary, target bonus, and benefits, to be payable to Mr. Lister upon his departure after the occurrence of certain events, including the failure of the current Co-CEOs to continue in their positions and/or a change in control of the Company, provided that Mr. Lister remains with the Company for a defined period thereafter. The restrictive covenants, including confidentiality and non-competition provisions, of Mr. Lister’s existing employment agreement remain in force.
     If Mr. Lister’s employment had been terminated without cause as of December 31, 2006, he would have been entitled to receive an estimated payment of $860,416. This amount includes salary, bonus, perquisites, and provision of benefits (all subject to mitigation under certain circumstances), in either the form of continuance or lump sum at the election of the Company.
     If there had been a change of control as of December 31, 2006, Mr. Lister would have received a payment of $150,000 in connection with a retention bonus.
     If there had been a change of control and Mr. Lister’s employment had been terminated without cause as at December 31, 2006, he would have been entitled to receive an estimated payment of $1,368,872. This amount includes salary, bonus, a special bonus, retention bonus, perquisites, provision of benefits, and a payment obligation in connection with the cancellation of certain stock options.
Mr. Keighley
     On July 15, 1997, the Company, David Keighley Productions 70MM Inc. (formerly 70MM Inc.) (“DKP/70MM”), a wholly-owned subsidiary of the Company and David B. Keighley entered into an employment agreement (the “1997 Agreement”). The agreement was for a five-year term and provided for an annual base salary, annual bonus, and additional bonus of 10% of any excess of DKP/70MM audited profit before taxes over an enumerated pre-tax profit threshold. Under the agreement, Mr. Keighley has agreed to restrictive covenants, including confidentiality and non-competition covenants. The agreement provides that the employment of Mr. Keighley may be terminated at any time for cause or without cause. The 1997 Agreement terminated on July 15, 2002, however Mr. Keighley has continued to be employed by the Company.
     If Mr. Keighley’s employment had been terminated without cause as at December 31, 2006, he would have been entitled to receive a payment of $1,616 in connection with the cancellation of certain stock options, together with such other compensation which Mr. Keighley might be entitled to under applicable law.
     If there had been a change of control and Mr. Keighley’s employment had been terminated without cause as at December 31, 2006, he would have been entitled to receive a payment of $21,535 in connection with the a payment obligation in connection with the cancellation of certain stock options, together with such other compensation which Mr. Keighley might be entitled to under applicable law.
COMPENSATION OF DIRECTORS
     Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees of the Board of Directors. In addition, the independent members of the Board of Directors of the Company receive Cdn. $20,000 per year (or may elect to receive options to purchase Common Shares of the Company in lieu of this payment) plus Cdn. $1,500 for each meeting of the Board attended in person or by telephone and Cdn. $1,200 for each Committee of the Board meeting attended in person or by telephone. The Chairman of the Audit Committee receives Cdn. $8,000 per year. In addition, each of the directors who are not also employees of the Company are granted options annually to purchase 8,000 Common Shares, in accordance with the Stock Option Plan, at an exercise price equal to the market value of the Common Shares of the Company on the date of grant which vest on the date of grant and expire on the earlier of the date which is two years after the termination of the optionee’s service as a director of the Company or seven years after the date of the grant. This policy has been reviewed by the Corporate Governance Committee at which time the Committee reviewed director compensation data for companies of a comparable size. This data was compiled by the Company’s management from public sources and was reported to the Committee. Using such information, the Committee formulated a recommendation to the Board of Directors and the final decision was made by the Board of Directors.
     The following table sets forth information relating to the compensation of the directors for the fiscal year ended December 31, 2006.

	Fees Earned or Paid in Cash		Option Awards	All Other Compensation	Total
Name	($) (1)		($)	($)	($)

Neil S. Braun	39,197		(2)	Nil	39,197
Kenneth G. Copland	62,125	(3)	(2)	Nil	62,125
Michael Fuchs	1,318		(2)	Nil	1,318
Garth M. Girvan	74,466	(3)	(2)	Nil	74,466
David W. Leebron	18,448		(2)	Nil	18,448
Marc A. Utay	55,880	(3)	(2)	Nil	55,880

(1)	Meeting Fees are generally earned in Canadian dollars. The Canadian compensation values have been converted to and reported in U.S. dollars using the Bank of Canada noon rate for the last day of the month preceding an actual payment date.

(2)	Not included are options awarded to directors in 2006 which were subsequently voluntarily surrendered and cancelled by the Company for no consideration.

(3)	The fees earned by the director include a one-time fee for participation on the Special Committee during 2006.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2006, Mr. Girvan served as Chairman of the Compensation Committee. Messrs. Braun, Copland, Girvan, Leebron and Utay, all of the non-management/independent members of the Board of Directors, performed the functions of the Compensation Committee and participated in all decisions concerning the renewal of the employment agreements of Messrs. Gelfond and Wechsler and the fixing of their compensation in respect of 2006.
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan is a senior partner, provided legal services to the Company on several matters in 2006 and is continuing to provide legal services in 2007.
     Mr. Utay is the Managing Partner of Clarion Capital Partners, LLC (“Clarion”) which has subleased office space from the Company since 2002 at an annual rent of $120,000. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. In reviewing the sub-lease arrangements with Clarion in March 2007, it was determined to raise Clarion’s annual rent to $180,000 per year to account for additional space sub-leased by Clarion, as well as Clarion’s use of certain office services, and charge Clarion for its use of such services from 2002 until the effective date of the increased sub-lease payments. Mr. Utay and the Company complied with the relevant provisions of the Related Party Transaction Policy described below with respect to these sub-lease arrangements.
     During the fiscal year ended December 31, 2006, no executive officer of the Company served on compensation committees or boards of directors of any other entities that had or have had one or more of its executive officers serving as a member of the Company’s Compensation Committee or Board of Directors.
CORPORATE GOVERNANCE
     Over the last several years, there have been extensive regulatory changes based on reforms arising out of the Sarbanes-Oxley Act of 2002 (“SOX”), the reforms of the SEC, the new listing requirements of the NASDAQ Stock Market LLC (“NASDAQ”) and the new Canadian disclosure regulations. With shares listed on the Toronto Stock Exchange (the “TSX”) and NASDAQ, the Company reviews its governance policies and practices against these standards under the direction of its Board of Directors and Corporate Governance Committee.
     National Instrument 58-101 – Disclosure of Corporate Governance Practices requires the Company to disclose, on an annual basis, its approach to corporate governance with reference to the governance guidelines provided in National Policy 58-201 – Corporate Governance Guidelines (the “Guidelines”). This Circular describes the Company’s various governance practices with reference to the Guidelines and, where applicable, with NASDAQ Listing Standards and Marketplace Rules, as these rules have been approved by the SEC.
Director Independence
     A director is determined to be independent when he or she meets the requirements of Rule 4200(a)(15) of the NASDAQ Marketplace Rules and Section 1.4 of Multilateral Instrument 52-110 (an “Independent Director”). The following five board members are Independent Directors: Messrs. Braun, Copland, Girvan, Leebron and Utay. The remaining directors, Messrs. Gelfond and Wechsler, are executives of the Company. All members of the Compensation Committee and Audit Committee are considered “independent” under such committee’s independence standards. In the event any transaction or agreement occurs in respect of which a director or executive officer has a material interest, the director or executive officer will recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors.
Nomination Process
     The Board of Directors has constituted a Nominating Committee for the purpose of identifying and recommending candidates for election to the Board of Directors. Such candidates are then nominated for election by a majority of Independent Directors. The Board of Directors has adopted a written charter. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of opportunities and risks facing the Company, and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to the effective governance of the Company. Candidates are identified from a number of sources including recommendations from Board members, management, shareholders and others. The Nominating Committee will consider any nominee recommended by a shareholder under the same criteria as any other potential nominee. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company.
Board of Directors’ Mandate
     The Board of Directors operates under a written mandate, the Board of Directors’ Charter, adopted by the Company’s Board of Directors. A copy of the Board of Directors’ Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary and at www.sedar.com.

Meetings of the Board of Directors and its Committees
     During the fiscal year ended December 31, 2006, the Board of Directors held ten meetings. The Audit Committee held nine meetings; the Special Committee held seven meetings; and no meetings were held by the Corporate Governance Committee, the Compensation Committee, the Option Committee or the Nominating Committee. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which such director served during the fiscal year ended December 31, 2006. The Independent Directors are given the opportunity to hold executive sessions at regularly scheduled Board meetings where non-independent directors and members of management are not in attendance. A total of six such executive sessions of the Board of Directors were held in 2006.
     The following directors attended the following number of board meetings during the fiscal year ended December 31, 2006:

Richard L. Gelfond	10/10	Kenneth Copland	10/10	David Leebron	9/10
Bradley J. Wechsler	10/10	Garth Girvan	10/10	Marc Utay	10/10
Neil S. Braun	9/10
     All of the members of the Audit Committee are Independent Directors and hold in camera sessions where non-independent directors and members of management are not in attendance at least once each fiscal quarter. A total of 5 such in camera sessions of the Audit Committee were held in 2006.
     The Co-Chairmen of the Board of Directors are Richard L. Gelfond and Bradley J. Wechsler, both of whom are also Co-Chief Executive Officers and are non-independent directors. The Board of Directors does not have a lead director. Any Independent Director wishing to meet with the other Independent Directors is free to contact the other Board members at any time. In addition, the Independent Directors are given the opportunity to meet without the non-independent directors at every regularly scheduled meeting. Each committee of the Board of Directors is made up of and chaired exclusively by Independent Directors.
     While the Company encourages directors to attend its annual meeting of shareholders, it has no formal policy concerning such attendance. All seven directors attended last year’s annual meeting of shareholders.
Committees of the Board
     The Board of Directors has delegated some of its duties to five specific committees of the Board: Audit Committee, Corporate Governance Committee, Option Committee, Compensation Committee and the Nominating Committee. Each of these committees and their respective chairs are appointed annually by the Board of Directors and have a written mandate which sets out its principal duties and responsibilities. In 2006, the duties and responsibilities of the Compensation Committee were performed by the independent members of the Board of Directors. In addition to these committees, in 2006, the Board appointed the Special Committee to review the terms of possible transactions in connection with the Company’s exploration of strategic alternatives, including the possible sale or merger of the business.
Audit Committee
     The Board of Directors has established the Audit Committee for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee is currently composed of Messrs. Copland, Braun and Leebron, who meet the independence and other requirements of NASDAQ Listing Standards. Each committee member has experience with various businesses and professions, which are relevant to their understanding of the accounting principles used by the Company in preparing its financial statements and to their understanding of the general applications of such accounting principles in connection with the accounting for estimates, accruals and reserves. These experiences have been with companies, businesses and professional organizations presenting a breadth and level of complexity of accounting issues generally comparable to those reasonably expected to be raised by the Company’s financial statements and have provided them with an understanding of internal controls and procedures for financial reporting. The Board of Directors has determined that Mr. Copland, an Independent Director, qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee operates under a written mandate, the Audit Committee Charter, adopted by the Company’s Board of Directors. A current copy of the Audit Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. The preceding information in this paragraph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
     The Audit Committee meets with the external auditors of the Company, both with and without management present, to review the Company’s accounting policies, its quarterly and year-end financial statement information and their presentation, and significant financial issues which may arise for the Company.

Compensation Committee
     In 2006, the Compensation Committee was composed of Messrs. Girvan and Fuchs, both Independent Directors. The Compensation Committee is responsible for setting objectives for the Co-CEOs, assessing their performance on a periodic basis and recommending compensation arrangements to the Board of Directors. The Compensation Committee operates under a written mandate, the Compensation Committee Charter, adopted by the Company’s Board of Directors. A current copy of the Compensation Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
     Mr. Fuchs did not stand for re-election to the Board of Directors at the annual meeting of shareholders on April 12, 2006. Following that date, the duties and responsibilities of the Compensation Committee were and continue to be performed by the Independent Directors. The Independent Directors participated in all decisions concerning the renewal of the employment agreements of Messrs. Gelfond and Wechsler and the fixing of their compensation in respect of 2006. The compensation of the Company’s employees was established through guidelines set by the Board of Directors.
Corporate Governance Committee
     The Corporate Governance Committee is currently composed of Messrs. Leebron, Girvan and Utay, all Independent Directors. The Corporate Governance Committee is responsible for monitoring and evaluating the Company’s compliance with regard to the regulations enacted in connection with SOX and under the Guidelines; monitoring and evaluating compliance with the Company’s articles, by-laws and governance agreements; monitoring and evaluating the Company’s corporate policies and practices, with particular attention to the Company’s disclosure and trading policies; and monitoring the effectiveness of the Board of Directors in the discharge of its general oversight responsibilities. The Corporate Governance Committee operates under a written mandate, the Corporate Governance Committee Charter, adopted by the Company’s Board of Directors. A current copy of the Corporate Governance Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Option Committee
     The Option Committee is currently composed of Messrs. Utay and Girvan, both Independent Directors. The Option Committee is responsible for performing the functions required of it under the Stock Option Plan including the grant of options to Participants under the Stock Option Plan, from time to time, subject to guidelines determined by the Company’s human resources department and the Compensation Committee. The Option Committee enacts written resolutions from time to time authorizing the grant of stock options but did not conduct formal meetings in 2006.
Nominating Committee
     The Nominating Committee is currently composed of Messrs. Leebron, Braun and Copland, all Independent Directors. The Nominating Committee is responsible for identifying and recommending candidates for election to the Board of Directors. The Nominating Committee evaluates potential new candidates for the Board of Directors on an ongoing basis in light of opportunities and risks facing the Company, and the competencies, skills and personal qualities that are desirable to add value to the Company and to contribute to the effective governance of the Company. The Nominating Committee operates under a written mandate, the Nominating Committee Charter, adopted by the Company’s Board of Directors. A current copy of the Nominating Committee Charter is available at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary.
Special Committee
     The Special Committee was composed of Messrs. Girvan, Copland and Utay, all Independent Directors. The Special Committee was formed in May 2006 to review the terms of possible transactions in connection with the Company’s exploration of strategic alternatives, including the possible sale or merger of the business, and was formally terminated effective December 15, 2006.
Orientation and Education
     The Company has developed and implemented orientation materials and procedures for new directors. In this regard, a Board of Directors Manual is provided to all new Board members. New directors also have access to fellow directors and senior management and are invited to attend orientation sessions as necessary. Reports, materials and presentations relating to the Company’s business are provided to the Board of Directors on a periodic basis.
Board Self-Assessment
     Annually, each director and committee member completes a self-evaluation questionnaire. The input is summarized on a confidential basis and reviewed with the Corporate Governance Committee. The Chair of that committee reports the findings to the full Board. Any agreed upon improvements are implemented as applicable.

Written Position Descriptions
     The Board of Directors has not developed written position descriptions for the Chair of the Board or of the Chair of each Committee, however it is responsible for the appointment of each Chair of a Board Committee. The Board of Directors and Committees of the Board each operate within written mandates established and periodically reviewed by the Board of Directors. The Chair of each committee is responsible for reporting on the activities of that Committee to the full Board on a periodic basis.
     The Board of Directors has not developed written position descriptions for the Chief Executive Officers. The Board of Directors and the Co-CEOs develop, on an annual basis, detailed written corporate objectives and parameters in which the Co-CEOs operate the business of the Company. The Board of Directors is also responsible for annually evaluating the Co-CEOs against these objectives.
CODE OF ETHICS
     The Company has a Code of Ethics applicable to all employees, including the Company’s Co-Chief Executive Officers, Chief Financial Officer and Co-Controllers and all other persons performing similar functions, and all directors and consultants. A copy of the Code of Ethics is available, without charge, at www.imax.com or upon written request to the Company at IMAX Corporation, 2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1, Attention: Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.imax.com.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     No director or executive officer of the Company, or any security holder of record as of the date of this Circular who owned, of record or to the Company’s knowledge, more than 5% of the Company’s outstanding Common Shares, or any member of such person’s immediate family, had any material interest, direct or indirect, in any transaction during the last fiscal year, or since the commencement of the current fiscal year, in any completed or proposed transaction except for the following:
     The law firm of McCarthy Tétrault LLP, of which Mr. Girvan is a senior partner, provided legal services to the Company on several matters in 2006 and is continuing to provide legal services in 2007.
     Mr. Utay is the Managing Partner of Clarion Capital Partners, LLC (“Clarion”) which has subleased office space from the Company since 2002 at an annual rent of $120,000. Such rental amount, when calculated on a per square foot basis, is equal to the rent payable by the Company for the space occupied by Clarion pursuant to the Company’s underlying lease. In reviewing the sub-lease arrangements with Clarion in March 2007, it was determined to raise Clarion’s annual rent to $180,000 per year to account for additional space sub-leased by Clarion, as well as Clarion’s use of certain office services, and charge Clarion for its use of such services from 2002 until the effective date of the increased sub-lease payments. Mr. Utay and the Company complied with the relevant provisions of the Related Party Transaction Policy described below with respect to these sub-lease arrangements.
     Patricia Keighley is the spouse of David Keighley who is an executive officer of the Company. Ms. Keighley has been employed as the Vice President and General Manager of David Keighley Productions 70MM Inc., a subsidiary of the Company, since February 1988. Ms. Keighley received compensation of approximately $142,664 in respect of 2006.
Review, Approval or Ratification of Transactions with Related Persons
     On a regular basis, the Company requires its directors, nominees for director, and executive officers to identify to the Board of Directors, transactions and/or relationships which could constitute a transaction with a related person as defined in Regulation S-K 404(a). For any potential transaction in which a director, executive officer or related person would have a material interest, such transaction is reviewed, in advance, by the Company’s General Counsel and Chief Compliance Officer to ensure compliance with the Company’s Code of Ethics and to evaluate the disclosure requirements under Regulation S-K 404(a). In addition, in the event any transaction or agreement occurs in respect of which a director or executive officer has a material interest, the director or executive officer must recuse himself from voting on that matter and remove himself from the meeting while the transaction at issue is being considered by the Board of Directors. The minutes of the Board of Directors’ meeting would reflect the nature of the interest disclosed and the fact of the recusal.

Registration Rights Agreements
     The Company, Wasserstein Perella Partners, L.P., Wasserstein Perella Offshore Partners, L.P., WPPN, Inc., and the Michael J. Biondi Voting Trust (collectively “WP”), and Messrs. Gelfond and Wechsler entered into a registration rights agreement (the “Registration Rights Agreement”) dated as of February 9, 1999, which carried forward the corresponding provisions of the June 16, 1994 shareholders’ agreement, and pursuant to which each of Messrs. Gelfond and Wechsler have certain rights to cause the Company to use its best efforts to register their securities under the 1933 Act. Messrs. Gelfond and Wechsler are entitled to make two such demand registrations. Messrs. Gelfond and Wechsler also have unlimited piggyback rights to register their securities under the Registration Rights Agreement whenever the Company proposes to register any securities under the 1933 Act, other than the registration of securities pursuant to an initial public offering or the registration of securities upon Form S-4 or S-8 under the 1933 Act or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing shareholders. Numerous provisions of the Registration Rights Agreement terminated in 2002, when WP ceased to be a shareholder of the Company.
     Messrs. Gelfond and Wechsler, and certain shareholders of the Company entered into another shareholders’ agreement on January 3, 1994 as amended on March 1, 1994 which includes, among other things, registration rights, tag along rights and drag along rights.
AUDITOR INDEPENDENCE
     PricewaterhouseCoopers LLP (“PWC”) are the principal independent accountants of the Company. PWC, or one of its predecessors, have been the auditors of the Company for more than five years.
Audit Fees
     For professional services rendered by PWC for the audit of the Company’s financial statements, audit of internal control over financial reporting, and review of the quarterly financial statements included in the Company’s Form 10-Ks and 10-Qs and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements in respect of the fiscal year ended December 31, 2006, PWC billed the Company $2,751,522 (2005 — $1,174,942).
Audit-Related Fees
     For professional services rendered by PWC for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and which includes consultations concerning financial accounting and reporting standards and review of regulatory matters in respect of the fiscal year ended December 31, 2006, PWC billed the Company $390,739 (2005 — $51,920).
Tax Fees
     For professional services rendered by PWC for tax compliance, tax advice and tax planning in respect of the fiscal year ended December 31, 2006, PWC billed the Company $35,226 (2005 - $99,706).
All Other Fees
     PWC did not bill the Company for services rendered in respect of the fiscal year ended December 31, 2006 (2005 — nil), other than the services described above.
Audit Committee’s Pre-Approval Policies and Procedures
     Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception.

REPORT OF THE AUDIT COMMITTEE
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.
     The Audit Committee meets privately with PWC on a periodic basis and PWC has unrestricted access to the Audit Committee. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with senior management. The Audit Committee has discussed with PWC the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and related entities) and has discussed with PWC their independence from the Company. Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K and the Company’s Annual Information Form for the fiscal year ended December 31, 2006.
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the 1933 Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
     The foregoing Report of the Audit Committee, dated August 9, 2007, has been furnished by Messrs. Copland, Braun and Leebron as members of the Audit Committee of the Board of Directors.
APPOINTMENT OF AUDITORS
     At the Meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company to hold office until the close of the next annual meeting of shareholders at a remuneration rate to be fixed by the Board of Directors.
     Representatives of PWC are expected to be present at the Meeting and to be available to respond to appropriate questions and to make statements as they desire.
     Shareholders will be asked to approve the appointment by ordinary resolution, which requires that a majority of the votes cast at the Meeting be in favour of the resolution. Voting “Withhold” is the equivalent to voting “Abstain”. In the absence of any instruction on the accompanying Proxy, it is the intention of the persons named by management in the Proxy to vote the Common Shares represented by the Proxy in favour of the resolution.
AVAILABLE INFORMATION
     The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after the such filing has been made with the SEC. Reports are available at www.imax.com or by calling investor relations at 212-821-0100. Additional information relating to the Company is available at www.sedar.com. Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.
APPROVAL BY BOARD OF DIRECTORS
     The contents and the sending of this Proxy Circular and Proxy Statement to each shareholder entitled to receive notice of the Meeting, to each director and to the auditors of the Company have been approved by the Board of Directors.
DATED at Mississauga, Ontario, Canada, August 9, 2007.

“G. Mary Ruby” G. MARY RUBY Senior Vice President, Legal Affairs and Corporate Secretary

9th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com
Security Class
Holder Account Number
Form of Proxy — Annual Meeting of IMAX Corporation to be held on September 10, 2007
This Form of Proxy is solicited by and on behalf of Management.
Notes to proxy
1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.
3. This proxy should be signed in the exact manner as the name appears on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.
6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.
8. This proxy should be read in conjunction with the accompanying documentation provided by Management.
Proxies submitted must be received by 10:30 a.m., Eastern Time, on September 6, 2007.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! . . • Go to the following web site: www.investorvote.com To Vote Using the Internet • Call the number listed BELOW from a touch tone telephone.
1- 866- 732- VOTE (8683) Toll Free To Vote Using the Telephone If you vote by telephone or the Internet, DO NOT mail back this proxy.
Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy.
Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.
To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.
CONTROL NUMBER HOLDER ACCOUNT NUMBER ACCESS NUMBER

Appointment of Proxyholder
The undersigned common shareholder of IMAX Corporation (the “Company”) hereby appoints Bradley J. Wechsler, failing whom, Richard L. Gelfond, failing whom, Robert D. Lister, failing whom, G. Mary Ruby,
OR
Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.
as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual Meeting of IMAX CORPORATION to be held at Stony Brook Manhattan, 2nd Floor, 401 Park Avenue South, New York, New York, USA, 10016 on September 10, 2007 at 10:30 a.m. and at any adjournment thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.
1. Election of Directors For 01. Richard L. Gelford Withhold Withhold For 02. Bradley J. Wechsler
Against For Withhold
2. Appointment of Auditors In respect of the appointment of PricewaterhouseCoopers LLP as auditors of the Company and authorizing the directors to fix their remuneration.
Note: Voting Withhold is the equivalent to voting Abstain.
IMXQ
Authorized Signature(s) — This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.
MM / DD / YY ..
Signature(s) Date
If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.
Interim Financial Statements
Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.
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